SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.

                                FORM 10-C

                 REPORT BY ISSUER OF SECURITIES QUOTED ON NASDAQ
                        INTERDEALER QUOTATION SYSTEM

               Filed pursuant to Section 13 or 15(d) of the
            Securities Exchange Act ofn 1934 and Rule 13a-17
                            or 15d-17 thereunder


                       First Georgia Holding, Inc.
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              (Exact name of issuer as specified in charter)

                         1703 Gloucester Street
                             P.O. Box 2257
                         Brunswick, GA 31521-2257
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               (Address of principal executive officer)

Issuer's telephone number, including area code   (912)267-7283
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I.	CHANGE IN NUMBER OF SHARES OUTSTANDING

	Indicate any change (increase or decrease) of 5% or more in the number of shares outstanding:

	1.  Title of security				Common
	                         -------
	2.  Number of shares outstanding before the change 		1,326,641
	                                                     ---------
	3.  Number of shares outstanding after the change 		 1,989,961
                                                      ---------
	4.  Effective date of change	  			February 29, 1996
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	5.   Method of change:
      		Specify method (such as merger, acquisition, exchange, distribution, stock split, reverse split, acquisition of stock for treasury, etc.)

                                     Stock Split
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Give brief description of transaction:  a  50% stock dividend in the form of
                                        ------------------------------------
                                        a 3-for-2 stock split.
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DATE   02/02/96                                      G. FRED COOLIDGE III
                                                     --------------------
                                             								G. Fred Coolidge, III
                                             								Secretary and Treasurer,
                                             								First Georgia Holding, Inc.